As filed with the Securities and Exchange Commission on May 31, 2011
Registration No.333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SERVICE CORPORATION INTERNATIONAL
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1488375 (I.R.S. Employer Identification No.)
1929 Allen Parkway
Houston, Texas 77019
(Address of principal executive offices, including zip code)

Service Corporation International Amended and Restated Incentive Plan
(Full title of the plan)
Gregory T. Sangalis
Senior Vice President,
General Counsel and Secretary
1929 Allen Parkway
Houston, Texas 77019
(Name and address of agent for service)
(713) 522-5141
(Telephone number, including area code, of agent for service)
Copy to:
David F. Taylor
Locke Lord Bissell & Liddell LLP
600 Travis St., Suite 2800
Houston, Texas 77002
(713) 226-1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Maximum	Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate	Amount of
Title of securities to be registered	registered (1)(2)	share	offering price (3)	registration fee
Common Stock, $1.00 par value per share	10,000,000	$11.305 (3)	$113,050,000	$13,125.11

(1)	Registration Statement No. 333-19863 previously registered 12,000,000 shares of Service Corporation International (the “Company”) common stock, $1.00 par value per share (“Common Stock”), offered under the Service Corporation International 1996 Incentive Plan (the “1996 Plan”), Registration Statement No. 333-82475 previously registered an additional 12,000,000 shares of Common Stock offered under the Service Corporation International Amended 1996 Incentive Plan (the “Amended Plan”), and Registration Statement No. 333-142843 previously registered an additional 10,000,000 shares of Common Stock offered under the Amended Plan. This Registration Statement is being filed to register 10,000,000 additional shares of Common Stock offered under the Service Corporation International Amended and Restated Incentive Plan (the “Amended and Restated Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under the Amended and Restated Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low prices reported by the New York Stock Exchange on May 24, 2011, with respect to 10,000,000 shares of Common Stock as to which awards have not been granted as of the date of filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to each participant in the Amended and Restated Plan as may be required by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference and made a part of this registration statement:
(i)	Annual Report on Form 10-K for the year ended December 31, 2010;
(ii)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011;
(iii)	Current Reports on Form 8-K filed March 24, 2011, April 27, 2011, and May 17, 2011; and
(iv)	The description of the Common Stock set forth under the caption “Item 1. Description of Securities to be Registered — Capital Stock” in the Form 8, Amendment No. 3, dated September 15, 1982, to the Company’s Registration Statement on Form 8-A; and
All documents we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Service Corporation International is a Texas corporation organized under the laws of the State of Texas. Section 8.101 of the Texas Business Organizations Code (the “TBOC”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in the defense of the proceeding. Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 8.101 of the TBOC.
Under the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company’s directors will be limited to the fullest extent permitted by any such provision.
The Company’s Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies ensuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”). In addition, the Company has an Indemnification Agreement with each of its directors and officers providing for the indemnification of each such person to the fullest extent permitted by Texas law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).

3.2	Articles of Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).

3.3	Bylaws, as amended (incorporated by reference to Exhibit 3.1 to Form 8-K dated November 16, 2007).

5.1†	Opinion of Locke Lord Bissell & Liddell LLP, including the consent of such firm.

10.1	Amended and Restated Incentive Plan (incorporated by reference to Annex B to definitive proxy statement filed on April 1, 2011).

23.1†	Consent of Locke Lord Bissell & Liddell LLP (contained in the opinion of counsel filed as Exhibit 5.1).

23.2†	Consent of PricewaterhouseCoopers LLP.

24.1†	Powers of Attorney.

†	Filed herewith

Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 31st day of May, 2011.

SERVICE CORPORATION INTERNATIONAL
By:	/s/ Gregory T. Sangalis
(Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. L. WALTRIP*	Chairman of the Board	May 31, 2011

(R. L. Waltrip)

/s/ THOMAS L. RYAN*	Director, President and Chief Executive Officer (Principal Executive Officer)	May 31, 2011

(Thomas L. Ryan)

/s/ ERIC D. TANZBERGER*	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 31, 2011

(Eric D. Tanzberger)

/s/ TAMMY R. MOORE*	Vice President and Corporate Controller (Principal Accounting Officer)	May 31, 2011

(Tammy R. Moore)

/s/ ALAN R. BUCKWALTER, III*	Director	May 31, 2011

(Alan R. Buckwalter, III)

/s/ ANTHONY L. COELHO*	Director	May 31, 2011

(Anthony L. Coelho)

/s/ A. J. FOYT, JR.*	Director	May 31, 2011

(A. J. Foyt, Jr.)

/s/ S. MALCOM GILLIS*	Director	May 31, 2011

(S. Malcolm Gillis)

/s/ VICTOR L. LUND*	Director	May 31, 2011

(Victor L. Lund)

/s/ JOHN W. MECOM, JR.*	Director	May 31, 2011

(John W. Mecom, Jr.)

Signature	Title	Date

/s/ CLIFTON H. MORRIS, JR.*	Director	May 31, 2011

(Clifton H. Morris, Jr.)

/s/ W. BLAIR WALTRIP*	Director	May 31, 2011

(W. Blair Waltrip)

/s/ EDWARD E. WILLIAMS*	Director	May 31, 2011

(Edward E. Williams)

*By: /s/ GREGORY T. SANGALIS		May 31, 2011
(Gregory T. Sangalis, as Attorney-in-Fact for each of the Persons Indicated)

INDEX TO EXHIBITS

Exhibit
Number	Description
3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).

3.2	Articles of Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).

3.3	Bylaws, as amended (incorporated by reference to Exhibit 3.1 to Form 8-K dated November 16, 2007).

5.1†	Opinion of Locke Lord Bissell & Liddell LLP, including the consent of such firm.

10.1	Amended and Restated Incentive Plan (incorporated by reference to Annex B to definitive proxy statement filed on April 1, 2011).

23.1†	Consent of Locke Lord Bissell & Liddell LLP (contained in the opinion of counsel filed as Exhibit 5.1).

23.2†	Consent of PricewaterhouseCoopers LLP.

24.1†	Powers of Attorney.

†	Filed herewith